Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper to Exit Chinese Coated Board Joint Venture

Also Pursuing Strategic Options for Asian Corrugated Box Business

Will Continue to Supply Asian Markets with Globally Competitive Products

MEMPHIS, Tenn. – October 8, 2015 – International Paper (NYSE: IP) today announced that it has entered into a definitive agreement with its Chinese coated board joint venture partner, Shandong Sun Holding Group Co., Ltd., to sell its 55% equity interest in the joint venture (IP-Sun JV). As consideration for the sale, the Company will receive RMB 149 million (or approximately US$23 million) in cash. Additionally, the Company will remove approximately $400 million of currently outstanding debt from the Company’s balance sheet, along with the other assets and liabilities of the IP-Sun JV, following completion of the transaction. International Paper also announced today that it is pursuing strategic options for its corrugated box business in China and South East Asia and has signed a non-binding letter of intent with a prospective buyer based in China.

“International Paper undertook a thorough review of its position in serving the Chinese and Asian markets,” said Mark Sutton, International Paper Chairman and CEO. “The Company remains committed to serving these very important markets, but concluded we could be more effective supplying this region with globally competitive products primarily through our Ilim joint venture in Russia and from the U.S.”

The IP-Sun JV transaction is expected to be completed within the next six months, subject to satisfaction of closing conditions, including obtaining required Chinese governmental approvals. International Paper estimates the agreement to sell the Chinese coated board joint venture, which started in 2006, will result in net pre-tax noncash asset write-offs of approximately US$200 million to be recorded in the third quarter of 2015.

The table below reflects the IP-Sun JV balance sheet as consolidated in International Paper’s consolidated balance sheet as of September 30, 2015. The total asset and liability amounts below will be classified as assets and liabilities held for sale in IP’s consolidated balance sheet as of September 30, 2015. The IP-Sun JV will be deconsolidated from International Paper’s consolidated balance sheet following the completion of the sale.

($ Millions)
Total Current Assets	620
Plants, Properties and Equipment, Net	479
Goodwill	117
Deferred Charges and Other Assets	71

Subtotal	1,287
Impairment Charge	(192)

TOTAL ASSETS	$1,095

Payables and Other Short-term Liabilities	$564
Debt	373
Other Long-term Liabilities	6

Total Liabilities	943

Shareholder’s Equity	56
Noncontrolling Interest	96

Total Equity	152

TOTAL LIABILITIES AND EQUITY	$1,095

The IP-Sun JV has one manufacturing location in Shandong Province in China, which includes four paper machines and approximately 1.4 million annual metric tons of coated board capacity. International Paper’s Industrial Packaging Asia business has 18 corrugated box plants in China and South East Asia and a workforce of approximately 3,000 employees.

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging along with uncoated papers and pulp. Headquartered in Memphis, Tenn., the company employs approximately 58,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2014 were $24 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the execution of a definitive agreement to sell the Company’s corrugated box business in China and South East Asia (ii) the receipt of regulatory approvals for the transactions and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (iii) the successful closing of the transactions within the estimated timeframe; (iv) industry conditions; (v) global economic conditions and political changes; and (vi) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts: Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731; Michele Vargas, 901-419-7287.